Exhibit 10.1

AMENDMENT NO. 4 AND WAIVER TO THE CREDIT AGREEMENT

Dated as of October 13, 2006

AMENDMENT NO. 4 AND WAIVER TO THE CREDIT AGREEMENT (this “Amendment and Waiver”) among SOLO CUP COMPANY, a Delaware corporation (the “Borrower”), SOLO CUP INVESTMENT CORPORATION, a Delaware corporation (“Holdings”), the banks, financial institutions and other institutional lenders party to the Credit Agreement referred to below from time to time (collectively, the “Lenders”) and BANK OF AMERICA, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENTS:

(1) WHEREAS, the Borrower, Holdings, the Lenders, CITICORP NORTH AMERICA, INC., as syndication agent, HARRIS TRUST AND SAVINGS BANK, as documentation agent and as an L/C Issuer and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and as an L/C Issuer have entered into a Credit Agreement dated as of February 27, 2004 (such Credit Agreement, as amended, supplemented or otherwise modified up to but not including the date hereof, the “Credit Agreement”; capitalized terms not otherwise defined in this Amendment and Waiver will have the same meanings as specified in the Credit Agreement);

(2) WHEREAS, the Borrower will file a Form 10-K/A Amendment No. 1 for the fiscal year 2005 and a Form 10-Q/A Amendment No. 1 for the first fiscal quarter of 2006 (collectively, the “Amendments”) with the SEC amending and restating (a) its consolidated balance sheets as of January 1, 2006 and December 31, 2004, (b) its consolidated statements of operations, consolidated statements of shareholders’ equity and consolidated statements of cash flows for the fiscal years ended January 1, 2006, December 31, 2004 and December 31, 2003, (c) certain financial data for the fiscal quarters ended March 31, 2005, July 3, 2005 and October 2, 2005 and March 31, 2004, June 30, 2004 and September 30, 2004, (d) selected financial data for the fiscal years ended December 31, 2002 and December 31, 2001, and (e) the financial statements contained in the Form 10-Q of the Borrower filed with the SEC for the thirteen week period ended April 2, 2006 (such periods specified in clauses (a), (b), (c), (d) and (e) collectively, the “Restatement Period”, and such amended and restated financial statements referred to in clauses (a), (b) , (c), (d) and (e), collectively, the “Restated Financial Statements”), primarily with respect to the application of accounting practices and procedures related to the timely recognition of certain customer credits, accounts payable and accrued expenses and the valuation of certain assets (such adjustments, restatements and amendments specified in clauses (a), (b), (c), (d) and (e) collectively, the “Restatement”), and such Restatement has resulted in Events of Default under the Credit Agreement;

(3) WHEREAS, the Borrower failed to deliver its quarterly financial statements for the second fiscal quarter ended July 2, 2006 (the “Q2 Financials”) and the related compliance certificate within the time periods required by Sections 6.01(b) and 6.02(b) of the

Credit Agreement and the Lenders have agreed to waive the Events of Default under the Credit Agreement resulting therefrom; provided that the Borrower deliver the Q2 Financials and the related compliance certificate no later than October 16, 2006;

(4) WHEREAS, the Borrower has delivered a notice to the Administrative Agent and the Lenders stating that U.S. Bank National Association, as the trustee (the “Trustee”) under the Indenture dated as of February 27, 2004 by and among the Trustee and the Borrower (the “Indenture”) with respect to the Senior Subordinated Notes, has notified the Borrower that it is in Default (as defined in the Indenture) under Section 4.03 of the Indenture as a result of the Borrower’s failure to deliver the Q2 Financials within the required time period set forth in the Indenture;

(5) WHEREAS, the Borrower has requested that the Lenders amend the Credit Agreement and waive certain provisions of the Credit Agreement as described below; and

(6) WHEREAS, the Lenders have agreed, subject to the terms and conditions hereinafter set forth, to amend the Credit Agreement and waive certain provisions of the Credit Agreement in certain respects as set forth below.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and receipt of all of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Limited Waivers. The Lenders hereby agree to waive the following:

(a) any Event of Default, pursuant to Section 8.01(c) of the Credit Agreement resulting from the failure by the Borrower to prepare the Audited Financial Statements in accordance with GAAP and the failure of such financial statements to fairly present in all material respects the financial condition of the Borrower, Old Solo Cup and their respective Subsidiaries as of the respective dates thereof and their results of operations for the periods covered thereby as required by Section 5.05(a) of the Credit Agreement;

(b) any Event of Default, pursuant to Section 8.01(c) of the Credit Agreement resulting from the failure by the Borrower to prepare the unaudited consolidated financial statements of the Borrower and its Subsidiaries for the thirteen weeks ended December 28, 2003 in accordance with GAAP, and the unaudited consolidated financial statements of Old Solo Cup and its Subsidiaries for the fiscal quarters ended March 31, 2003, June 30, 2003, September 30, 2003 and December 31, 2003 in accordance with GAAP and the failure of such financial statements to fairly present in all material respects the financial condition of the Borrower, Old Solo Cup and their respective Subsidiaries and such Person’s results of operations for such periods as required by Section 5.05(b) of the Credit Agreement;

(c) any Event of Default, pursuant to Section 8.01(c) of the Credit Agreement resulting from the failure by the Borrower to prepare the consolidated pro forma balance sheet of the Borrower and its Subsidiaries as at September 30, 2003, and the related consolidated pro forma statements of income and cash flows for the twelve months then ended in accordance with GAAP and the failure of such financial statements to fairly present the consolidated pro forma financial condition of the Borrower and its Subsidiaries for such periods and the consolidated pro forma results of operations of the Borrower and its Subsidiaries for such periods as required by Section 5.05(d) of the Credit Agreement;

(d) any Event of Default, pursuant to Section 8.01(d) of the Credit Agreement, resulting from the misrepresentations under Sections 5.05(a), 5.05(b), 5.05(d), 6.01(b), 6.01(c) and 5.15 of the Credit Agreement with respect to or in connection with the Restated Financial Statements and certain other reports and certificates as to or in connection with the financial information and/or computations delivered by the Borrower during or otherwise with respect to the Restatement Period solely to the extent that they relate to or otherwise are the subject of the Restatement;

(e) any Event of Default, pursuant to Section 8.01(b) of the Credit Agreement resulting from (i) the failure by the Borrower to prepare or deliver the annual financial statements of the Borrower and its Subsidiaries for fiscal years 2004 and 2005 required by Section 6.01(a) of the Credit Agreement and the quarterly financial statements for the fiscal quarters during the fiscal years ended 2004 and 2005 and for the first fiscal quarter in 2006, as required by Section 6.01(b) of the Credit Agreement, in accordance with GAAP and (ii) the failure of the Borrower to prepare or deliver the related compliance certificates certifying as to compliance with the financial covenants, as required by Section 6.02(b) of the Credit Agreement in accordance with GAAP;

(f) any Event of Default, pursuant to Section 8.01(c) of the Credit Agreement, resulting from the failure of the Borrower to maintain books of record and account in conformity with GAAP as required by Section 6.09 of the Credit Agreement;

(g) any Event of Default, pursuant to Section 8.01(c) of the Credit Agreement, resulting from the failure of the Borrower to compute the financial covenants set forth in Section 7.10 of the Credit Agreement in accordance with GAAP as required by Section 6.09 of the Credit Agreement; and

(h) any Event of Default, pursuant to Section 8.01(c) of the Credit Agreement, resulting from the failure of the Borrower to comply with the financial covenants set forth in Section 7.10(a) and (b) (after giving effect to the Restatement) (x) during the Restatement Period solely to the extent resulting from the subject of the Restatement, and (y) for the fiscal quarters ended July 2, 2006, October 1, 2006 and December 31, 2006; provided that, in the case of this clause (y), an Event of Default will occur on January 2, 2007 if the Borrower is not in compliance with the financial covenants set forth in Section 7.10(a) and (b) (as shall be in effect on such date) for each fiscal quarter in 2006 occurring after the Restatement Period;

provided, that if the following requirements are not met, the waivers set forth in Section 1 of this Amendment and Waiver will immediately thereupon terminate (such date of termination being the “Waiver Termination Date”) and the Administrative Agent and the Lenders shall have all of the rights and remedies afforded to them under the Credit Agreement with respect to any such Events of Default as though no waiver had been granted by them hereunder:

(i)	the Amendments containing the Restated Financial Statements are delivered to the Administrative Agent prior to 12:00 noon Eastern time on October 31, 2006; the annual audited financial statements for Fiscal Year 2005 that constitute part of the Restated Financial Statements (the “Specified Annual Audited Statements”) shall include a report from KPMG LLP, providing that such Specified Annual Audited Statements were prepared in accordance with generally accepted auditing standards and are not subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and stating that the Specified Annual Audited Statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP; and

(ii)	the Restatement requires adjustments only to the Restated Financial Statements for the Restatement Period, as confirmed by a certificate from a Responsible Officer to the Administrative Agent to the effect that, to the knowledge of such Responsible Officer, the Restatement (in all material respects) required adjustments only to the Restated Financial Statements for the Restatement Period; and

(iii)	Either (x) the Q2 Financials are filed with the SEC and delivered to the Administrative Agent (together with the related compliance certificate demonstrating compliance, on a pro forma basis, with the financial covenants for such period as amended to date) prior to 12:00 noon Eastern time on October 16, 2006, or (y) the Administrative Agent shall have received, prior to 12:00 noon Eastern time on October 16, 2006, a copy of a fully executed waiver of the default under Section 4.03 of the Indenture from the holders or duly authorized representatives of such holders representing at least a majority of the aggregate principal amount of the Senior Subordinated Notes (that is in full force and effect as of such time and not subject to any conditions to effectiveness that will not be satisfied simultaneously with the effectiveness of this Amendment and Waiver) and neither the Trustee nor any of the holders of the Senior Subordinated Notes shall have taken any other actions to accelerate the Senior Subordinated Notes in connection with such default.

SECTION 2. Amendments. Subject to the occurrence of the Effective Date, and in consideration for the fees paid pursuant to Section 3(B)(iii) of this Amendment and Wavier and in consideration for the fees paid pursuant to Section 2 of that certain Waiver dated as of August 17, 2006 among the parties hereto, the Credit Agreement is hereby amended as follows:

(a) Section 1.01 of the Credit Agreement is hereby amended to add the following new definition in alphabetical order:

“Restatement” means the amendment and restatement by the Borrower of (a) its consolidated balance sheets as of January 1, 2006 and December 31, 2004, (b) its consolidated statements of operations, consolidated statements of shareholders’ equity and consolidated statements of cash flows for the fiscal years ended January 1, 2006, December 31, 2004 and December 31, 2003, (c) certain financial data for the fiscal quarters ended March 31, 2005, July 3, 2005 and October 2, 2005 and March 31, 2004, June 30, 2004 and September 30, 2004, (d) selected financial data for the fiscal years ended December 31, 2002 and December 31, 2001, and (e) the financial statements contained in the Form 10-Q of the Borrower filed with the SEC for the thirteen week period ended April 2, 2006, with respect to the application of accounting practices and procedures related to the timely recognition of certain customer credits, accounts payable and accrued expenses and the valuation of certain assets.

(b) Section 1.01 of the Credit Agreement is hereby amended to amend and restate the definition of “Applicable Rate” in its entirety to read as follows:

“Applicable Rate” means a percentage per annum equal to:

(a) with respect to Term B1 Loans, (A) for Eurodollar Rate Loans, 3.25% and (B) for Base Rate Loans, 2.25%; and

(b) with respect to Revolving Credit Loans and Letters of Credit, the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Pricing Level	Consolidated Leverage Ratio	Eurodollar Rate and Letters of Credit	Base Rate
1	>4.00:1.00 but <4.50:1.00	2.50%	1.50%
2	> 4.50:1.00 but <5.00:100	2.75%	1.75%
3	>5.00:1.00 but <5.50:100	3.00%	2.00%
4	>5.50:1.00	3.25%	2.25%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to

Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 4 with respect to Revolving Credit Loans shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until such time as a Compliance Certificate is delivered, whereupon the Applicable Rate shall be based upon the Consolidated Leverage Ratio set forth in such Compliance Certificate.

(c) Section 1.01 of the Credit Agreement is further amended to amend and restate the definition of “Audited Financial Statements” in its entirety to read as follows:

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2005 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto, as restated pursuant to the Restatement.

(d) Section 5.05(c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(c) Since December 31, 2002, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect; provided that (a) the adjustments, restatements and amendments set forth in the Restatement, (b) the charges to be taken for the impairment of intangible assets and the write-off of certain capitalized net operating losses to be taken in the second fiscal quarter of fiscal year 2006 and (c) any event or circumstance disclosed in the Company’s public filings with the SEC on Forms 10-Q, 10-K or 8-K during the period from December 31, 2002 through October 6, 2006, to the extent such event or circumstance was so disclosed, will not be deemed to constitute a Material Adverse Effect.”

(e) Section 6.01 of the Credit Agreement is hereby amended to delete the word “and” at the end of clause (c), and “; and” at the end of clause (d) prior to the period and to insert a new clause (e) at the end of such Section to read as follows:

“(e) on October 31, 2006 and every two weeks thereafter until January 2, 2007, a liquidity forecast for the Borrower and its Subsidiaries for the next 13 week period in form and substance satisfactory to the Administrative Agent; provided that the form of liquidity forecast currently prepared by the Borrower and delivered to the Administrative Agent prior to October 6, 2006 is satisfactory to the Administrative Agent”.

(f) The Credit Agreement is amended to add a new Section 6.19 at the end of Article VI as follows:

“6.19 Financial Advisor. In the event that the Administrative Agent elects to retain a financial advisor to provide financial advice and other services for, among others, Shearman and Sterling LLP, as counsel to the Administrative Agent, agree to such retention of a financial advisor selected by the Administrative Agent and reasonably acceptable to the Borrower (or any other successor financial advisor thereto) and to pay or reimburse all reasonable and documented fees and expenses of such financial advisor.”

(f) Section 11.04 of the Credit Agreement is amended to delete the word “and” at the end of clause (a) and to add a new clause (c) at the end of the first sentence immediately prior to the period to read as follows:

“(c) to pay or reimburse all reasonable and documented fees and expenses of any financial advisor retained pursuant to Section 6.19”.

SECTION 3. Conditions of Effectiveness. (A) This Amendment and Waiver (other than Sections (1) and (2)) shall become effective when the Administrative Agent shall have received counterparts of (a) this Amendment and Waiver executed by the Borrower and the Required Lenders or, as to any of the Lenders, advice satisfactory to the Administrative Agent that such Lender has executed this Amendment and Waiver and (b) the Consent attached hereto as Exhibit A (the “Consent”) executed by each of the Loan Parties (other than Holdings and the Borrower), and (B) Sections (1) and (2) of this Amendment and Waiver shall become effective as of the date first written above (the “Effective Date”) when (i) the Borrower shall have paid all fees of the Administrative Agent and its Affiliates and all reasonable out-of-pocket costs and expenses (including the reasonable fees, charges and disbursements of counsel to the Administrative Agent invoiced to the Borrower in reasonable detail) incurred in connection with the Loan Documents (including this Amendment and Waiver) to the extent invoiced, (ii) except as specifically waived herein, no Default shall have occurred and be continuing, or would occur as a result of the transactions contemplated by this Amendment and Waiver, and (iii) the Borrower shall pay for the benefit of each Lender executing this Amendment and Waiver on or before 5:00 p.m. Eastern time on October 12, 2006, a fee equal to 0.10% of the aggregate Revolving Credit Commitments and Term B1 Loans of each such Lender.

Notwithstanding the foregoing, it is understood and agreed that, upon the occurrence of the Waiver Termination Date, the Administrative Agent and the Lenders shall have all of the rights and remedies afforded to them under the Credit Agreement with respect to any Defaults and Events of Default resulting from the ineffectiveness of such amendments as though no amendments had been granted by them hereunder.

SECTION 4. Representations and Warranties. Each of Holdings and the Borrower represents and warrants as follows:

(a) The execution, delivery and performance by it of this Amendment and Waiver, the execution, delivery and performance of the Consent by the Loan Parties signatory thereto and the performance of each Loan Party of each Loan Document (as amended by this Amendment and Waiver) to which such Person is a party, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (i) contravene the terms of any of such Person’s Organization Documents; (ii) conflict with or result in any material breach or contravention of, or the creation of any Lien under, or require any payment to be made under (A) any material Contractual Obligation to which such Person is a party or affecting the properties of such Person or any of its Subsidiaries other than as contemplated hereby or (B) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate in any material respect any Law applicable to such Loan Party or its properties.

(b) This Amendment and Waiver and the Consent, when delivered hereunder, will have been duly executed and delivered by each Loan Party that is party thereto. This Amendment and Waiver and the Consent, as applicable, when so delivered, will constitute a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally, and subject to equitable principles of general application.

After giving effect to this Amendment and Waiver, (a) except as set forth herein, no Default or Event of Default has occurred and is continuing as of the date hereof and (b) except as set forth herein, the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects, except (x) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date and (y) for the representations and warranties set forth in Section 5.05(a), (b) and (d), Section 6.01(b) and (c) and in Section 5.15 of the Credit Agreement with respect to the Restated Financial Statements and related reports and certificates that are waived hereunder.

SECTION 5. Reference to and Effect on the Credit Agreement, the Notes and the Loan Documents. (a) On and after the Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the Notes and each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment and Waiver.

(b) The Credit Agreement, the Notes and each of the other Loan Documents, in each case as specifically amended by this Amendment and Waiver, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Each of Holdings and the Borrower hereby (a) confirms and continues the pledge and security interest in the Collateral granted by it pursuant to the Collateral Documents to which it is a party, and (b) acknowledges and agrees that the pledge and security interest in the Collateral granted by it pursuant to such Collateral Documents shall be in favor of the Collateral Agent and shall continue to secure the Obligations.

(c) The execution, delivery and effectiveness of this Amendment and Waiver shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor, except as expressly provided herein, constitute a waiver of any provision of any of the Loan Documents.

SECTION 6. Costs, Expenses. The Borrower agrees to pay all reasonable out-of-pocket costs and expenses in accordance with the terms of Section 11.04 of the Credit Agreement.

SECTION 7. Execution in Counterparts. This Amendment and Waiver may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment and Waiver by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment and Waiver.

SECTION 8. Governing Law. This Amendment and Waiver shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment and Waiver to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SOLO CUP COMPANY

By:	/s/ Robert M. Korzenski
Name:	Robert M. Korzenski
Title:	CEO and President

SOLO CUP INVESTMENT CORPORATION

By:	/s/ Robert M. Korzenski
Name:	Robert M. Korzenski
Title:	CEO and President

ACCEPTED AND AGREED TO AS OF THE DATE FIRST ABOVE WRITTEN: BANK OF AMERICA, N.A., as Administrative Agent and as a Lender

By:	/s/ Robert Klawinski
Name:	Robert Klawinski
Title:	Senior Vice President

[Please type or print name of institution]

By:
Name:
Title:

Exhibit A

CONSENT AND CONFIRMATION

Dated as of October 13, 2006

Each of the undersigned hereby consents to that certain Amendment No. 4 and Waiver to the Credit Agreement, dated as of October 16, 2006, among Solo Cup Company, Solo Cup Investment Corporation, Bank of America, N.A., as Administrative Agent, and the financial institutions party thereto as lenders (the “Amendment and Waiver”; capitalized terms used herein but not otherwise defined herein shall have the respective meanings set forth in, or as incorporated by reference into, the Amendment and Waiver) and hereby confirms and agrees that (a) notwithstanding the effectiveness of such Amendment and Waiver, each Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that, on and after the effectiveness of such Amendment and Waiver, each reference in the Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import shall mean and be a reference to the Credit Agreement, as amended by such Amendment and Waiver, (b) the pledge and security interest in the Collateral granted by it pursuant to the Collateral Documents to which it is a party is continued, (c) the pledge and security interest in the Collateral granted by it pursuant to such Collateral Documents shall be in favor of the Collateral Agent and shall continue to secure the Obligations and (d) the Collateral Documents to which each of the undersigned is a party and all of the Collateral described therein do, and shall continue to, secure the payment of all of the Secured Obligations on the terms set forth in the Collateral Documents.

SOLO MANAGEMENT COMPANY

By:	/s/ Robert M. Korzenski
Name:	Robert M. Korzenski
Title:	CEO and President

P.R. SOLO CUP, INC.

By:	/s/ Robert M. Korzenski
Name:	Robert M. Korzenski
Title:	President

SF HOLDINGS GROUP, INC.
By:	/s/ Robert M. Korzenski
Name:	Robert M. Korzenski
Title:	CEO and President

SOLO CUP OPERATING CORPORATION
By:	/s/ Robert M. Korzenski
Name:	Robert M. Korzenski
Title:	CEO and President

LILY-CANADA HOLDING CORPORATION
By:	/s/ Robert M. Korzenski
Name:	Robert M. Korzenski
Title:	President

SOLO MANUFACTURING LLC
By:	/s/ Robert M. Korzenski
Name:	Robert M. Korzenski
Title:	Manager and President